Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos 713 232 7551
Media Contact:	Guy A. Cantwell 713 232 7647
News Release
FOR RELEASE: October 24, 2007

TRANSOCEAN ANNOUNCES FORMATION OF JOINT VENTURE TO OWN AND OPERATE TWO NEW
ULTRA-DEEPWATER DRILLSHIPS CURRENTLY UNDER CONSTRUCTION
     HOUSTON—Transocean Inc. (NYSE: RIG) today announced that a subsidiary has exercised its option to purchase a 50 percent interest in a joint venture company with Pacific Drilling Limited (“Pacific Drilling”). The joint venture company will own two ultra-deepwater Samsung-design drillships that are currently under construction in South Korea. Under the terms of an exclusive marketing agreement, the subsidiary has secured a long-term drilling commitment for the first joint venture drillship.
     The purchase price for Transocean’s 50 percent interest in the joint venture and a promissory note issued by the joint venture was approximately $238 million, which represents half of the total costs incurred for the two joint venture drillships through the date of the option exercise.
     Beginning on October 18, 2007, Pacific Drilling will have the right to exchange its interest in the joint venture for Transocean Inc. ordinary shares or cash.
     The first joint venture drillship, Deepwater Pacific 1, has been awarded a firm commitment for a four-year drilling contract, which may be converted on or prior to October 2008 to a five-year drilling contract. The drilling contract is expected to commence in the third quarter of 2009, following shipyard construction, sea trials, mobilization to location and customer acceptance.
     Contract revenues which could be generated over the contract period are estimated to be $766 million for the four-year term, or $935 million for the five-year term, if converted. Under either contract term, estimated contract revenue of $89 million could be generated over the first 180 days of the contract. Estimated contracted revenue represents the maximum amount of revenue that may be earned in the firm contract period, excluding revenues for mobilization, demobilization and miscellaneous adjustments. Expected contract commencement dates are contingent on vendor performance and other factors.
     The two drillships are currently under construction at Samsung Heavy Industries’ shipyard in South Korea where the Transocean subsidiary is overseeing construction. Once the drillships begin operations, a Transocean subsidiary will provide operating support on a cost-reimbursement basis.
     The new drillships feature National Oilwell Varco drilling packages that include advanced offshore drilling technology, including significant off-line tubular-handling and stand-building capabilities, advanced mud system designs, advanced systems for building, storing and running several subsea trees and efficient riser and BOP (blowout preventer) handling systems. The drillships will have a variable deckload of approximately 20,000 metric tons.
     Deepwater Pacific 1 will be equipped to work in water depths of up to 12,000 feet and outfitted to construct wells up to 35,000 feet deep. The estimated delivered cost for the Deepwater Pacific 1, including customer reimbursed equipment, is approximately $685 million, excluding capitalized interest.

     Deepwater Pacific 2 will be equipped to work in water depths of up to 10,000 feet, upgradable to 12,000 feet, and outfitted to construct wells up to 35,000 feet deep. The estimated delivered cost for the Deepwater Pacific 2, including customer reimbursed equipment, is approximately $665 million, excluding capitalized interest. Construction is expected to be completed in the fourth quarter of 2009.
FORWARD-LOOKING STATEMENTS
     Statements regarding planned shipyard projects, estimated timing and duration of client contracts, estimated contract revenues, future contract commencement dates, completion of construction, or exercise of option by Pacific Drilling, as well as any other statements that are not historical facts in this press release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, exercise of option by Pacific Drilling, risks relating to newbuilds (including cost overruns), actions by customers and other third parties, the execution of drilling contracts for the Deepwater Pacific 1 and Deepwater Pacific 2, the future prices of oil and gas, and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 34 High-Specification Floaters (semisubmersibles and drillships), 19 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $32 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

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